4
1
<SROS>NASD
<REPORTING-OWNER>
  0001106533
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  TIBCO Software Inc.
  0001085280
  <IRS-NUMBER>77-0449727
</SUBJECT-COMPANY>
<PERIOD>03/19/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ranadive, Vivek Y.
   3303 Hillview Avenue


   Palo Alto, California  94304-1213
2. Issuer Name and Ticker or Trading Symbol
   TIBCO Software Inc. (TIBX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   3/19/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   Officer & Chaiman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $4.58000        03/19/03       A         65,504                            (1)          03/19/13
to buy)
Non-Qualified Stock Option     $4.58000        03/19/03       A         434,496                           (1)          03/19/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  03/19/03  Common Stock                   65,504                    65,504        D   Direct
to buy)
Non-Qualified Stock Option     03/19/03  Common Stock                   434,496                   434,496       D   Direct
(right to buy)

Explanation of Responses:

(1)
1/48th of the shares of the combined option grants listed vest monthly over four years, beginning one month from the date of grant.
 These shares are granted under the issuer's 1996 Stock Option Plan.

SIGNATURE OF REPORTING PERSON
/S/ By: Cheryl Schrady
    For: Vivek Y. Ranadive
DATE 03/21/03